Exhibit 5.1

                May 27, 2009

Cenveo, Inc.
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT 06901

Ladies and Gentlemen:

I have acted as counsel to Cenveo, Inc., a Colorado corporation (the “Company”), in connection with its filing of a registration statement on Form S-4 (the “Registration Statement”), which is expected to be filed by the Company on or about May 27, 2009, with respect to the registration of 9,417,048 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued by the Company in connection with that certain Agreement and Plan of Merger dated as of May 6, 2009 (the “Merger Agreement”), among the Company, NM Acquisition Corp., a wholly-owned subsidiary of the Company, and Nashua Corporation, as described in the Registration Statement.

In my capacity as counsel to the Company, I have examined originals or copies, satisfactory to me, of the Company’s articles of incorporation and bylaws and resolutions of the Company’s Board of Directors.  I have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies or facsimiles.  As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of officers or other representatives of the Company

On the basis of the foregoing, it is my opinion that, upon effectiveness of the Registration Statement, effectiveness of the merger pursuant to the Merger Agreement and issuance of the Common Stock in accordance with the terms and conditions of the Merger Agreement, the shares of Company Stock referred to above will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               Very truly yours,

           /s/ Timothy M. Davis
               Timothy M. Davis